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                                                                   EXHIBIT 3.140

                          CERTIFICATE OF INCORPORATION
                                       OF
                          MERISTAR HOTEL LESSEE, INC.

1.   The name of the corporation is MeriStar Hotel Lessee, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

5. The name and mailing address of the sole incorporator is: Christopher Bennett, c/o MeriStar Hotels & Resorts, 1010 Wisconsin Ave., NW, Washington DC 20007.

6. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to Ten Dollars ($10).

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of November 2000.



                                        /s/  Christopher Bennett
                                        ----------------------------------------
                                        Sole Incorporator
                                        Christopher Bennett